Exhibit 10.3

FOURTH AMENDMENT TO
SIXTH AMENDED AND RESTATED
GAS GATHERING AND PROCESSING AGREEMENT
(Cowtown Gas Facilities)
This Fourth Amendment to the Sixth Amended and Restated Gas Gathering and Processing Agreement (this “Fourth Amendment”) is executed July 9, 2014 and effective as of June 1, 2014 (the “Fourth Amendment Effective Date”), by and among Quicksilver Resources Inc. (“Quicksilver”), TG Barnett Resources LP (“TG”) (Quicksilver and TG are collectively referred to herein as “Producer”), Cowtown Pipeline Partners L.P. (“Gatherer”), and Cowtown Gas Processing Partners L.P. (“Processor”). Capitalized terms not otherwise defined shall have the meaning given such terms in the Cowtown Agreement.
WHEREAS, Quicksilver, Gatherer and Processor are parties to the Sixth Amended and Restated Gas Gathering and Processing Agreement, dated as of September 1, 2008, as amended by the (i) Addendum and Amendment (Mash Unit Lateral), dated as of January 1, 2009, as amended by Amendment No. 1 To Gas Gathering and Processing Agreement Mash Unit Lateral dated July 22, 2010 but effective August 1, 2010, (ii) the Amended and Restated Second Amendment to Sixth Amended and Restated Gas Gathering and Processing Agreement executed August 13, 2012, effective October 1, 2010, and (iii) Third Amendment to Sixth Amended and Restated Gas Gathering and Processing Agreement executed July 9, 2014, effective January 1, 2014 (collectively, the “Cowtown Agreement”);
Whereas, by virtue of that certain Assignment, Bill of Sale and Conveyance, by and between Quicksilver and TG, dated the 30th day of April 2013, effective September 1, 2012, TG has been assigned an interest in the Cowtown Agreement; and
WHEREAS, the parties hereto desire to amend certain of the terms of the Cowtown Agreement as provided in this Third Amendment;
NOW, THEREFORE, in consideration of the mutual premises and benefits contained herein, the adequacy, receipt and sufficiency of which are hereby acknowledged, Producer, Gatherer and Processor agree as follows:
1.The first paragraph of the Cowtown Agreement is amended to add TG as a Producer Party, such that Quicksilver and TG are collectively deemed to be “Producer” as of September 1, 2012.
2.Article I “Definitions” Section 1.1 is amended by adding the additional definitions as follows:
‘ “Qualifying Well(s)” shall mean (i) new wells drilled in the Contract Area that are requested by Producer to be added as such after Gatherer has provided the cost for the required pipeline, meter and appurtenant facilities connecting such Qualifying Well to Gatherer’s Gathering System, and (ii), the wells currently shut-in, as identified on the list provided by Producer on May 8, 2014; such shut-in wells being listed on Exhibit B, attached hereto, under the heading “Qualifying Well(s).” Once a new well is determined to be a Qualifying Well, such a well, as well as the shut-in wells listed as Qualifying Wells on Exhibit B, shall remain a Qualifying Well(s), for the remaining term of this Agreement. Further, each party's existing obligations and responsibilities in the Cowtown Agreement, as amended by the provisions herein, shall apply to any and all Qualifying Well(s).
“Incentive Rate Period” shall mean the time period consisting of a primary term of two (2) years commencing upon first delivery of gas from the first of the Qualifying Well(s), to Gatherer, and ending two (2) years after the date of such commencement, with a secondary term month-to-month after the end of the primary term, such secondary term subject to termination by Gatherer by giving one-hundred eighty (180) days prior written notice of such termination to Producer.’
3.Article IV, Section 4.4 is deleted in its entirety and replaced with the following:
“a.    In the event that the Producer has elected to classify a well as a Qualifying Well, Producer shall provide written notice to Gatherer of Producer’s election to classify a well as a Qualifying Well, and within 45 days of Gatherer’s receipt of Producer’s notice, Gatherer shall notify Producer of Gatherer’s decision to construct or not to construct a pipeline, meter and appurtenant facilities connecting such Qualifying Well to Gatherer’s Gathering System. Gatherer, in its sole and absolute discretion, may elect to construct such Gathering System expansion to the Qualifying Well. In such an event Producer shall reimburse Gatherer all actual pipeline and appurtenant facilities’ design and construction costs associated with the Gathering System expansion, and such Gathering System expansion shall, at all times, be owned and operated by Gatherer. If Gatherer, in its sole and absolute discretion, declines to construct a Gathering System expansion, Producer may elect to construct a Gathering System expansion at its sole cost and expense. Any such Gathering System expansion must meet all of Gatherer’s specifications, and Gatherer will be responsible for a meter station and connection to the then existing Gathering System. Gatherer may, at its election, but within two (2) years of the initial delivery of production from such Gathering System expansion acquire the ownership of the Gathering System expansion installed by the Producer by reimbursing Producer for the actual cost of the Gathering System expansion with no allowance for inflation or depreciation. In such an event, Producer agrees to execute all assignments or contracts deemed necessary by Gatherer to accomplish the transfer to Gatherer of title to the Gathering System expansion, including rights-of-way and easements. In the event that neither Gatherer nor Producer elects to construct a Gathering System expansion to connect to Gatherer’s Gathering System, this Agreement shall terminate as to the gas from such well or wells and such gas will be deemed released from this Agreement.
b.    In the event that Producer elects to not classify a well as a Qualifying Well, Producer shall provide written notice to Gatherer of Producer’s election to not classify a well as a Qualifying Well, and within 45 days of Gatherer’s receipt of Producer’s notice, Gatherer shall notify Producer of Gatherer’s decision to construct or not to construct a pipeline, meter and appurtenant facilities connecting such non-Qualifying Well to Gatherer’s Gathering System. Gatherer, in its sole and absolute discretion, may elect to construct such Gathering

System expansion at its sole cost and expense and such gas produced as a result of such Gathering System expansion shall be subject to the fees and terms applicable under the Cowtown Agreement for a Gathering System Delivery Point(s) and shall not be considered a Qualifying Well. If Gatherer, in its sole and absolute discretion, declines to construct a Gathering System expansion, Producer may elect to construct a Gathering System expansion at its sole cost and expense. Any such Gathering System expansion must meet all of Gatherer’s specifications, and Gatherer will be responsible for a meter station and connection to the then existing Gathering System. Gatherer may, at its election, but within two (2) years of the initial delivery of production from such Gathering System expansion acquire the ownership of the Gathering System expansion installed by the Producer by reimbursing Producer for the actual cost of the Gathering System expansion with no allowance for inflation or depreciation. In such an event, Producer agrees to execute all assignments or contracts deemed necessary by Gatherer to accomplish the transfer to Gatherer of title to the Gathering System expansion, including rights-of-way and easements. In the event that neither Gatherer nor Producer elects to construct a Gathering System expansion to connect to Gatherer’s Gathering System, this Agreement shall terminate as to the gas from such well or wells and such gas will be deemed released from this Agreement.”
4.A new section 4.6 shall be added as follows:
“Producer agrees to provide Gatherer its forward-looking twelve (12) month drilling program, as updated internally, on a quarterly basis or as often as the parties may mutually agree from time to time, during the term of this Agreement.”
5.Article XII, Section 12.1 is deleted in its entirety and replaced with the following:
“Producer shall pay to Gatherer 46.193 cents ($0.46193) per MMBtu of Gas gathered pursuant to this Agreement; provided with respect to Gas gathered from any Qualifying Well, Producer shall pay 25 cents ($0.25) per MMBtu (as applicable, the Gathering Fee).”
6.Article XII, Section 12.2 is deleted in its entirety and replaced with the following:
“Producer shall pay to Processor 57.74 cents ($0.5774) per MMBtu of Gas processed pursuant to this Agreement; provided with respect to Gas processed from any Qualifying Well, Producer shall pay 35 cents ($0.35) per MMBtu (as applicable, the Processing Fee).”
7.In Article XII, Section 12.3, the first sentence is deleted in its entirety and replaced by the following:
“Producer shall pay to Gatherer the applicable compression fee or fees
(the “Compression Fee”), computed by multiplying the MMBtu’s of Producer’s Gas metered at each Gathering System Delivery Point by the compression rate applicable to such Gathering System Delivery Point, which shall be based upon the average monthly operating pressure registered at such Gathering System Delivery Point as more particularly provided and described in Exhibit D, attached hereto and incorporated herein.”

8.Article XII, Section 12.4 is deleted in its entirety and replaced with the following:
“In the event Gas is treated as provided by Section 7.3, Producer shall pay a treating fee (the “Treating Fee”) computed by multiplying 3.65 cents ($0.0365) per mole percent of CO2 in excess of the two percent (2%) specification set forth in Section 7.1d(iii) (based on tests conducted pursuant to Section 8.1), per MMBtu of Gas metered at the applicable Gathering System Delivery Point where such Gas was delivered.”

9.Exhibit B is amended to add the list of wells attached to this Third Amendment under the heading, “Qualifying Well(s).” Further, at such time as new wells drilled become Qualifying Well(s) pursuant to the terms of Section 4.4 as amended herein, Exhibit B will be deemed amended to include such Qualifying Wells(s), and a new Exhibit B evidencing the addition of such new Qualifying Well(s) shall be provided by Gatherer to Producer.
10.Exhibit D is amended to add another heading “Compression Fees for Qualifying Well(s),” and the pressure ranges and fees applicable thereto, as follows:

“Compression Fees for Qualifying Well(s)

Monthly Avg. Psia	Rate/MMBtu
<=69.9	$0.40
79.9-70	$0.32
99.9-80	$0.24
149.9-100	$0.16
299.9-150	$0.08
>300	$0.00''
Except as amended by this Amendment, which shall be effective as of the Fourth Amendment Effective Date, the terms and provisions of the Cowtown Agreement are, and shall remain, in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their respective authorized officers as of the date first written above.

QUICKSILVER RESOURCES INC.
By:	/s/ C.C. Rupnow
Name: Clifford Rupnow
Title: VP Product Mktg & Transp.

TG BARNETT RESOURCES LP
By:	/s/ Koji Yoshizaki
Name: KOJI YOSHIZAKI
Title: Vice President and Secretary

COWTOWN PIPELINE PARTNERS L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner
By:	/s/ J. Heath Deneke
Name: Heath Deneke
Title: President Natural Gas Business Unit

COWTOWN GAS PROCESSING PARTNERS L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner
By:	/s/ J. Heath Deneke
Name: Heath Deneke
Title: President Natural Gas Business Unit

Exhibit B
Qualifying Well(s)

Well Number	Well Name	TRRC #
1	Station Branch 7	248143
2	Sass 6	237625
3	Yosemite 3	238048
4	Yosemite 5	237968
5	Smelley 2	235679
6	Smelly B 1	237980
7	Lucy 2	228695
8	Charca 3	214659
9	Speed Racer 2	239823
10	Possum Holler 3	233374
11	Possum Holler 4	231905
12	Lafrance 2	215448
13	Goldsmith Hilton 3	237975
14	McPherson 2	241032
15	East Cletus 3	249244
16	Colonel Flagg 5	237638
17	Colonel Flagg 7	239495
18	Ralph Wiggum 14	248883
19	Dugger Hewlitt 9	252129
20	Thelonius Monk 2	237181
21	Branham Keller 2	265735
22	Apu 1	231422
23	Apu 2	231405
24	Carl Carlson 3	232020
25	Waylon Smithers 1	235527
26	Waylon Smithers 2	235462
27	Bob Denver 2	221658
28	Bob Denver 4	231694
29	Parker 1	231397
30	Parker 6	239914
31	Bubbs 6	246881
32	Deborah Lou 5	240196
33	Stewart 3	237667
34	Campos A3	232455